Exhibit 99.1

Tecnoglass Upsizes Revolving Credit Facility and Extends Maturity Date to 2026

- Increases Currently Untapped Committed Facility from $50 Million to $150 Million And Reduces Interest From an All-In Rate of 3.25% to 1.90% at Current Rates -

- Lowers Interest Expense by an Estimated $3 Million Annually, Representing Cumulative Annual Interest Savings of ~$15 Million Through Refinancing Activities Since 2020 -

- Outstanding Debt Remains Unchanged; Net Debt to Adjusted EBITDA Ratio Remains at All-Time Low -

Barranquilla, Colombia – November 15, 2021 - Tecnoglass, Inc. (NASDAQ: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products for the global residential and commercial construction industries, today announced it has amended its senior secured revolving credit facility to (i) increase the borrowing capacity under its committed Line of credit from $50 million to $150 million , (ii) reduce its borrowing costs by an approximate 130 basis points, and (iii) extend the initial maturity date by one year to the end of 2026. Borrowings under the credit facility will now bear interest at a rate of LIBOR with no floor plus a spread of 1.75%, based on the Company’s net leverage ratio, compared to a prior rate of LIBOR with a floor of 0.75% plus a spread of 2.50%. The company expects the amendments to provide approximately $3 million of incremental interest expense savings on an annual basis at current outstanding borrowings.

Santiago Giraldo, Tecnoglass Chief Financial Officer, stated, “We’re extremely proud of our outstanding track record of financial performance and cash generation. Today’s announcement further demonstrates to our customers, employees, partners and shareholders that our business momentum is very strong and our growth investments are paying off. This transaction, which was widely oversubscribed, reduces our cost of capital while significantly enhancing our liquidity and financial flexibility. Through this refinancing, we now estimate total annual savings of approximately $15 million at current levels of outstanding borrowings, since entering into our inaugural US Bank syndicated facility in October of 2020. This upsized revolver positions us exceptionally well to fund future growth initiatives and to further capitalize on opportunities in the quarters and years ahead. We are extremely encouraged by the overwhelming support received by the syndicate of US and European based banks that understood the strong tailwinds in our business as well as our structural competitive advantages that are allowing us to outpace the industry and gain incremental market share. The syndicate composition and the financial costs achieved in this transaction validate the success of our strategy as a ‘US centric’ company.”

The facility was led by PNC Bank N.A as Administrative Agent; with Citizens Bank N.A, BBVA USA, CIT Bank and Wells Fargo Bank N.A serving as Joint Lead Arrangers.

About Tecnoglass

Tecnoglass Inc. is a leading producer of architectural glass, windows, and associated aluminum products serving the multi-family, single-family and commercial end markets. Tecnoglass is the second largest glass fabricator serving the U.S. and the #1 architectural glass transformation company in Latin America. Located in Barranquilla, Colombia, the Company’s 2.7 million square foot, vertically-integrated and state-of-the-art manufacturing complex provides efficient access to over 1,000 global customers, with the U.S. accounting for more than 90% of revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including One Thousand Museum (Miami), Paramount (Miami), Salesforce Tower (San Francisco), Via 57 West (NY), Hub50House (Boston), Aeropuerto Internacional El Dorado (Bogotá), One Plaza (Medellín), Pabellon de Cristal (Barranquilla). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

Investor Relations:

Santiago Giraldo

CFO

305-503-9062

investorrelations@tecnoglass.com